Exhibit 99.1

CACI Announces 100 Percent Stock Dividend

Arlington, VA -- November 7, 2001 -- CACI International Inc (NASDAQ: CACI) announced today that its Board of Directors has declared a 100 percent stock dividend on its common stock, having the effect of a two-for-one stock split.

Stockholders of record on November 30, 2001, will be entitled to one additional share of common stock for each share of the company's common stock held on that date.

The payment date for the stock dividend will be December 6, 2001. On or about that date, the company's transfer agent, American Stock Transfer and Trust Corporation, will mail certificates for the new shares to stockholders.

The company had approximately 11,610,523 shares of its common stock outstanding as of October 30, 2001. As a result of the stock dividend, the company will have approximately 23,221,041 shares of common stock outstanding.

CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology and communications solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 5,000 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and United Kingdom (including the potential economic impact from livestock related diseases); changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business with the Department of Justice, the Federal Aviation Agency, the Defense Information Systems Agency, and others and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement such as bid protests and termination risks, including the possible discontinuance of the U.S. Government's Tobacco litigation; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and competition to hire and retain employees; our ability to complete acquisitions and successfully integrate appropriate to achievement of our strategic plans, including the DSIC acquisition; our ability to complete performance of fixed price contracts within contract value; material changes in laws or regulations applicable to our business; and our own ability to achieve the objectives of near term or long range business plans, particularly those relating to investments in new product development and new business initiatives, and other risks described in the Company's Securities and Exchange Commission filings.

For investor information contact: David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com